Exhibit 99.1

Strongbridge Biopharma plc Announces Appointment of John H. Johnson to Chief Executive Officer

Dublin, Ireland and Trevose, Pa., July 7, 2020 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that at the request of the Board of Directors, John H. Johnson has agreed to become the chief executive officer (CEO) of Strongbridge.

Mr. Johnson, who has served as chairman of Strongbridge since March 2015, assumed the position of executive chairman in November 2019 to lead the organization while the Board conducted a formal search to identify a new CEO. Effective immediately, Mr. Johnson will assume the role of CEO of Strongbridge and remain a member of the Company’s Board of Directors.

“John is a biopharmaceutical industry veteran and the Board is confident that he is the right leader with the right experience to serve as chief executive officer of Strongbridge,” said Garheng Kong, M.D., Ph.D., a director of Strongbridge Biopharma. “In a short amount of time since taking on the expanded position of executive chairman, John has implemented a number of actions to create efficiencies across the organization, extend the Company’s financial runway and flexibility, and enable growth and value creation for shareholders. On behalf of the Board, we look forward to further benefitting from John’s dynamic leadership skills and proven commercialization expertise.”

“I am delighted by the opportunity to continue working hands-on with the Board, executive leadership team and our very talented employees to further deliver upon Strongbridge’s mission to make a positive and meaningful difference in the lives of patients with rare diseases. As an organization, we are focused on growing the momentum that we are seeing in our business and accelerating KEVEYIS® (dichlorphenamide) sales growth, while also advancing our rare endocrine disease pipeline and driving near-term RECORLEV® (levoketoconazole) clinical and regulatory milestones forward,” said John H. Johnson, chief executive officer of Strongbridge Biopharma.

Mr. Johnson is a recognized leader in the biopharmaceutical industry with more than 30 years of experience at leading global organizations, including Johnson & Johnson, Eli Lilly & Company, ImClone, and Pfizer, Inc. Mr. Johnson currently serves as a director of Verastem Oncology. Mr. Johnson previously served on the board of directors of Pharmaceutical Research and Manufacturers of America (PhRMA), the Health Section Governing Board of Biotechnology Industry Organizations (BIO), and BioNJ. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV® (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Contacts:

Corporate and Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com

Investor Relations
Solebury Trout
Mike Biega
+1 617-221-9660
mbiega@soleburytrout.com